Filed Pursuant to Rule 433
                                                 Registration No.: 333-143751-09


The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275 extension 2663.

                                                   THE SERIES 2007-17 CERTIFICATES


                  Initial          Pass-   Exchangeable/
                 Principal        Through   Exchangeable
    Class        Balance(1)        Rate       REMIC(2)                Principal Types             Interest Types            CUSIP
------------------------------------------------------------------------------------------------------------------------------------
Offered Certificates
Class A-1         $460,999,000    6.000%         E        Senior, Pass-Through                   Fixed Rate              94986Q AA1
Class A-2         $442,329,000    6.000%         ER       Super Senior, Pass-Through             Fixed Rate              94986Q AB9
Class A-3          $18,670,000    6.000%         ER       Super Senior Support, Pass-Through     Fixed Rate              94986Q AC7
Class A-PO            $497,556    0.000%        N/A       Senior, Ratio Strip                    Principal Only          94986Q AD5

Class A-R                 $100    6.000%        N/A       Senior, Sequential Pay                 Fixed Rate              94986Q AE3
Class B-1           $9,620,000    6.000%        N/A       Subordinated                           Fixed Rate              94986Q AF0
Class B-2           $3,848,000    6.000%        N/A       Subordinated                           Fixed Rate              94986Q AG8
Class B-3           $1,443,000    6.000%        N/A       Subordinated                           Fixed Rate              94986Q AH6
Non-Offered Certificates
Class B-4           $2,404,000    6.000%        N/A       Subordinated                           Fixed Rate              94986Q AJ2
Class B-5             $722,000    6.000%        N/A       Subordinated                           Fixed Rate              94986Q AK9
Class B-6           $1,443,292    6.000%        N/A       Subordinated                           Fixed Rate              94986Q AL7




--------------------------------------------------------------------------------

(1) Approximate. The initial principal balance shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial principal balance of such class. The maximum initial principal balance of a class of exchangeable REMIC certificates represents the initial principal balance of such class prior to any exchanges. The maximum initial principal balance of a class of exchangeable certificates represents the maximum principal balance of such class that could be issued in an exchange. The initial principal balances and maximum initial principal balances are subject to adjustment.

(2) Exchangeable certificates are designated as "E" and exchangeable REMIC certificates are designated as "ER" in the table above. Each of the classes designated with an "E" or an "ER" is exchangeable, in combination with other classes or individually as specified in Schedule I, for certain other class or classes of certificates.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates


    The allocation of the Class A Non-PO Principal Distribution Amount to a Class of Exchangeable REMIC Certificates will be made assuming no exchanges have ever occurred.

    On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, as follows:

    first, to the Class A-R Certificates; and

    second, concurrently, to the Class A-2 and Class A-3 Certificates, pro rata.



Calculation and Allocation of Amount to be Distributed on the Class of Exchangeable Certificates

    In the event that all or a portion of the REMIC Combination is exchanged for a proportionate portion of the Exchangeable Certificates, the Exchangeable Certificates will receive their proportionate share of the principal distributions otherwise payable to the Classes of Exchangeable REMIC Certificates included in the REMIC Combination.

    Any amounts of principal distributed on a Distribution Date to the Class of Exchangeable Certificates will be allocated among the outstanding Certificates of such Class, pro rata, in accordance with their respective Percentage Interests.

                                   SCHEDULE I

                              EXCHANGEABLE SCHEDULE


   ---------------------------------------- ------------------------------------
          Exchangeable REMIC Class                    Exchangeable Class
   --------------------- ------------------ ------------------- ----------------
                          Maximum Initial                        Maximum Initial
          REMIC              Principal         Exchangeable          Principal
       Combination          Balance(1)            Class             Balance(1)
   --------------------- ------------------ ------------------- ----------------
           A-2             $442,329,000            A-1             $460,999,000
           A-3              $18,670,000



(1) Except as otherwise indicated, Exchangeable REMIC Certificates and Exchangeable Certificates in any combination may be exchanged only in the proportion that the Maximum Initial Principal Balances of the indicated Classes bear to one another as shown above.